Exhibit 10.25

Translation for information purposes only

Services Agreement

relating to the SARA Clinical Data Platform

Between

Biophytis SA

as Client

and

Blue Companion Ltd

as Service Provider

TABLE OF CONTENTS

1	PURPOSE	4

2	METHODS OF PERFORMANCE OF THE SERVICES	4

3	OWNERSHIP OF THE DEVELOPMENTS	5

4	REMUNERATION	6

5	LEGAL AUTHORISATIONS AND COMPLIANCE WITH LEGISLATIVE AND REGULATORY PROVISIONS	6

6	LIABILITY	7

7	GUARANTEE	7

8	TERM	8

9	PROJECT COMMITTEE	8

10	TERMINATION	8

11	NON-HIRING	9

12	SUBCONTRACTING	9

13	NON-TRANSFERABILITY	9

14	CONFIDENTIALITY	9

15	INDEPENDENCE OF THE PARTIES	9

16	DIVISIBILITY OF THE CLAUSES	10

17	MODIFICATIONS	10

18	ENTIRETY OF THE AGREEMENT	10

19	ELECTION OF DOMICILE	10

20	EXCLUSION OF UNFORESEEABLE EVENTS	10

THIS AGREEMENT IS ENTERED INTO ON 16 MAY 2017:

BETWEEN

(1)                                 Biophytis SA, a public limited company with share capital of EUR 1,244,700.20, having its registered office located at 14 avenue de l’Opéra, 75001 Paris, registered in the Trade and Companies Register of Paris under number 492.002.225 and represented by Mr Stanislas Veillet, duly authorised for the purposes hereof (hereinafter referred to as the “Client”);

AND

(2)                                 BlueCompanion Ltd, a company under English law, having its registered office located at Carlyle House, Lower Ground Floor, 235-237 Vauxhall Bridge Road, London, England SW1V 1EJ, United Kingdom, registered under number 9648211, represented by Ms Susanna Del Signore, duly authorised for the purposes hereof (hereinafter referred to as the “Service Provider”).

The Client and the Service Provider are hereinafter collectively referred to as the Parties and individually as a Party.

THE FOLLOWING IS SET FORTH BEFOREHAND:

(A)                              The Client is a company specialising in biomedical research and the development of plant extract-based health products (nutraceuticals and medicines). The Client has developed a portfolio of innovative products at various stages of development aimed at age-related degenerative pathologies.

(B)                              One of the technologies of products under development by the Client concerns sarcopenia (skeletal muscle degeneration). To this end, the drug candidate Sarconeos is being developed by the Client in the context of treating sarcopenic obesity (“Sarconeos”). The preparation of Phase 2b of Sarconeos development is underway, including, among other things, a pharmacokinetic study in elderly healthy volunteers and a study for characterisation and preselection of the target population cited in four (4) countries (Belgium, France, Italy and the United States) (hereinafter the “SARA-OBS” Study).

(C)                              The Service Provider is a consulting company in digital strategy, design and deployment of IT architecture, specialising in clinical studies and clinical data exploitation.

(D)                              The Client wanted to entrust to the Service Provider the creation and deployment of a digital platform as part of the SARA-OBS Study (BIO101-CL02) allowing the Client to collect and analyse the data necessary for the development of Sarconeos (hereinafter the “SARA Clinical Data Platform”).

(E)                               A services offer proposal was sent by the Service Provider to the Client in a letter dated [05 September 2016] (the “Proposal”). A copy of the Proposal is enclosed as Annex  1.

(F)                                From the 1st of June 2016, the Service Provider began carrying out services in order to implement and develop the SARA Clinical Data Platform.

(G)                              Consequently, the Parties decided to enter into this service-providing agreement to formalise their contractual relationship and in order to specify the terms and conditions for the implementation and development of the SARA Clinical Data Platform (the “Agreement”).

THIS HAVING BEEN SET FORTH, THE FOLLOWING WAS AGREED AND DECIDED:

1                                        PURPOSE

1.1                              The Agreement aims to specify and organise the conditions under which (i) the Client entrusts to the Service Provider the design, development, and deployment of the SARA Clinical Data Platform and (ii) the Service Provider transfers to the Client all developments carried out by the Service Provider in the context of the development and deployment of the SARA Clinical Data Platform in accordance with the Services provided for by the Agreement, including, without limitation, any deliverables, studies, reports, models, hardware, trials, source code, object code and specifications relating to the SARA Clinical Data Platform (the “Developments”).

2                                        METHODS OF PERFORMANCE OF THE SERVICES

2.1                              Service Provider’s Obligations

2.2                              The Service Provider undertakes to provide to the Client the services listed under headings “General tasks” and “Specific services” of the Proposal as indicated in Annex 1 (the “Services”).

2.3                              The Service Provider undertakes to implement and develop the SARA Clinical Data Platform according to schedule in Annex 2 (the “Schedule”).

2.4                              Any additional service not initially planned by the Proposal must be the subject of a purchase order. The said purchase order must be accepted by the Client and will give rise to the issuing of additional invoicing.

2.4.1                    The Service Provider undertakes to implement, to perform the Services for which it is responsible under the Agreement, any due diligence required and to perform its duties in accordance with good practice.

2.4.2                    The Service Provider alone will decide on the choice of personnel to be assigned to the duties concerned by this Agreement.

2.4.3                    The personnel cannot receive any guidelines or instructions from the Client. It will remain under the sole authority of the Service Provider.

2.4.4                    The Service Provider undertakes to use qualified personnel having the skills necessary to perform the Agreement.

2.4.5                    It is specified for all useful purposes that the Service Provider may call on external consultants showing proof of a specific competence in consideration of the performance of one of the Services, subject to acceptance by the Client.

2.4.6                    The Service Provider undertakes to comply with labour laws and to be in good standing with the tax and social security institutions.

2.5                              Client’s obligations

2.5.1                    For the duration of the Agreement, the Client undertakes to provide to the Service Provider all information and documents necessary to perform the Services and to keep the Service Provider informed of all facts of any kind whatsoever, that are essential for the proper performance of its mission.

2.5.2                    The Client undertakes, in addition, whenever the Services make this necessary or useful, to allow the Service Provider’s personnel unrestricted access to its premises and facilities and to provide the said personnel with any means likely to facilitate its involvement, while said personnel must comply with all measures enacted by the Client, particularly in matters of access and traffic in the premises, health and safety and confidentiality.

3                                        OWNERSHIP OF THE DEVELOPMENTS

3.1                              Assignment of intellectual property rights to the Developments

3.1.1                    The Service Provider undertakes to assign to the Client the entirety of the SARA Clinical Data Platform, and in particular the name “SARA”, the logo, the domain names “mysara.eu” and “mysara.us”, the visual identity used, and in particular the database, the web portal and its specific architecture developed in accordance with the clinical protocol BI0101-CL2-002. This platform is an application developed on measure that uses and incorporates several “open source” and/or proprietary components and it cannot under any circumstances be the subject of a patent or intellectual property, except for the name and the data generated by the Client and its counterparties participating in the clinical study. The SARA platform will remain the property of the client at the expiration of the agreement, delivered and transferred as is onto the servers in the Client.

3.1.2                    The rights assigned by the Service Provider to the Client include, pursuant to Articles L.131-3 and L.122-6 of the Intellectual Property Code (the “Assigned Rights”):

(a)     The right of reproduction: the right to reproduce, without any limitations on number, all or portion of the Developments, on any medium, including hardcopy, optical, digital or any other IT or electronic medium, as well as the loading, display, execution, transmission and storage of the Developments;

(b)     The right of adaptation: the right to adapt, upgrade or implement new versions or new developments of the Developments, to maintain them or to mix, modify, assemble, transcribe, arrange, digitise, raise, reduce, condense, migrate or expand them;

(c)      The right of representation: the right to represent, disseminate or distribute the Developments by any means and/or electronic, digital, IT or telecommunication means and/or media, namely for any public for any telecommunication network;

(d)     The right of use: the right to use and exploit the Developments, personally, in order to conduct any form of processing, on any basis whatsoever and for any purpose.

3.1.3                    For all of the Assigned Rights, the following are included: the communication vectors and media of any kind, such as direct or indirect broadcasting by any electronic means, of telecommunication and electronic communication, by satellite or by cable, by mobile, analog or digital terrestrial or satellite broadcasting, in any form, such as television, radio, intranet, internet, ADSL, WAP, i-mode, GSM, GPRS, UMTS, EDGE, and any technology server-element, light-client, heavy-client, cloud data technology, and on any media, present and future, including hardcopy, electronic, magnetic, disk, network, diskette, DVD, CDV, CDI, CD-ROM, CD-WORM.

3.1.4                    The Assigned Rights are assigned irrevocably to the Client for the duration of protection of the intellectual property rights, as stipulated by the French Intellectual Property Code and for the entire world.

3.1.5                    Access to the source code(s) and object code(s) and the related documentation for all of the Developments is granted for the benefit of the Client.

3.1.6                    The transfer price of the Assigned Rights is included in the Remuneration.

3.1.7                    The Parties acknowledge that the transfer of the Assigned Rights is carried out on an on-going basis with the implementation of the Developments without resorting to the signing of a new agreement nor any particular formality.

3.2                              Rights prior to the Agreement

3.2.1                    Each Party remains the sole owner of its know-how, its names, company names, brands, logos and products that it owned prior to the implementation and development of the SARA Clinical Data Platform and shall refrain from using those of the other Party, without its express prior written consent.

3.3                              Patent

3.3.1                    This platform is an application developed on measure that uses and incorporates several “open source” and/or proprietary components and it cannot under any circumstances be the subject of a patent or intellectual property, except for the name and the data generated by the Client and its counterparties participating in the clinical study. However, the Service Provider undertakes not to file any patent application relating to the Developments or any other element of the SARA Clinical Data Platform.

4                                        REMUNERATION

4.1.1                    Remuneration of the Service Provider

4.1.2                    In return for the Services and the transfer of the Assigned Rights, the Service Provider will receive from the Client a definitive all-inclusive remuneration of two hundred thousand euros (EUR 200,000) (VAT excluded) (the  “Remuneration”).

4.1.3                    The sum of 56,000 euros (EUR fifty-six thousand) has already been invoiced and paid by the Client to the Service Provider for the Services and Developments implemented between the 1st of July 2016 and the date of this Agreement.

4.1.4                    The Service Provider will also be reimbursed for all costs incurred by its personnel in the context of performing the Services (and in particular, expenses of travel, accommodation and lodging) upon presentation of the corresponding receipts.

4.1.5                    Terms of payment of the Remuneration

4.1.6                    The remuneration will be paid in 15 monthly payments of twelve thousand euros (EUR 12,000) by the Client, it being specified that the lump sum of twenty thousand euros (EUR 20,000) is paid at the launch of the project.

4.1.7                    The Remuneration shall give rise to the issuing of invoices for the end of each monthly instalment, payable on receipt.

4.1.8                    The Remuneration may be revised by mutual agreement between the Parties at the time of each renewal of the Agreement stipulated in Article 8.2.

5                                        LEGAL AUTHORISATIONS AND COMPLIANCE WITH LEGISLATIVE AND REGULATORY PROVISIONS

5.1                              The Service Provider declares that it holds all legal, administrative and regulatory authorisations necessary to perform the Services including in particular the implementation and development of the SARA Clinical Data Platform applicable to its activity of collection, hosting and processing of personal health data, in accordance with all provisions of (i) French law (ii) European law and (iii) US law.

5.2                              The Parties undertake to collaborate for the implementation of new legal, administrative and regulatory authorisations and for all modifications of authorisations already implemented that are needed for the implementation and development of the SARA Clinical Data Platform.

5.3                              The Service Provider undertakes to comply, for the duration of the Agreement, with any provision of French law applicable to its activity of collection, hosting and processing of personal health data and in particular, without limiting itself to this, Articles L.1111- 7, L.1111-8 and L.1112-1 of the public health code.

5.4                              The Service Provider undertakes to comply, for the duration of the Agreement, with any provision of European law applicable to its activity of hosting and processing of personal health data and in particular, without limiting itself to this, Directive 95/46/EC of the European Parliament and the Council of 24 October 1995, on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

6                                        LIABILITY

6.1.1                    The Service Provider may be held liable, under the conditions of common law, due to the direct foreseeable damage and sustained by the Client, caused by a breach by the Service Provider of its contractual obligations, to the exclusion of any indirect damage.

7                                        GUARANTEE

7.1                              Guarantee of conformity with specifications

7.1.1                    The Service Provider guarantees the Client for the conformity of the Developments implemented with the functional and non-functional specifications conveyed by the Client.

7.2                              Guarantee of peaceful enjoyment

7.2.1                    The Service Provider guarantees the Client peaceful enjoyment of the Developments and the Assigned Rights.

7.2.2                    In this respect, the Service Provider guarantees the Client against any legal action for infringement related to the Developments and/or the Assigned Rights; the Service Provider undertakes to join any actions that might be brought against the Client based on infringement copyright, patent, brands, drawings and models, violation of business secrecy, and any violation of intellectual property rights resulting from the Developments.

7.2.3                    In the event that a ban on utilisation of all or a portion of the Assigned Rights is declared due to legal action for infringement or resulting from a settlement signed with the plaintiff in the infringement action, the Service Provider shall strive, at its choice and expense:

•             to obtain the right for the Service Provider to continue the Developments;

•             to replace the infringing part with an equivalent element not subject to any legal action for infringement;

•             to modify the infringing part so as to prevent the said infringement.

7.2.4                    In any event, the Service Provider undertakes to assume responsibility for any damages that the Client could be ordered to pay by a definitive court decision based exclusively on the demonstration of an infringement.

8                                        TERM

8.1                              The Agreement is entered into on the date hereof with retroactive effect from the 1st of July 2016 and ends on 31 December 2017.

8.2                              The Agreement may be renewed only by means of a written amendment.

8.3                              The termination of the Agreement as cited in 8.2 cannot give rise to the payment of damages on the part of the Party at the origin of the termination of the Agreement.

9                                        PROJECT COMMITTEE

9.1                              To achieve close coordination and promote the progress of the Developments, the Parties agree that the carrying out of the Services shall give rise to the holding of project committee meetings which will take place by telephone or in person at least two (2) times per month.

9.2                              Each of the Parties will assign for the performance of the Agreement, a single competent decision-making manager who will be tasked with the monitoring and the proper progression of operations in the context of the Agreement and in particular of the project committee. In this respect:

•             the supervisor for the Service Provider is: Mr Gianluca Zia;

•             the supervisor for the Client is: Mr Waly Dioh.

9.3                              In case of need, exceptional meetings may be held at the request of the Client or the Service Provider.

9.4                              The main tasks of the project committee will be:

•             to exchange information necessary for the implementation of the Services and the Developments;

•             to monitor the progress and quality of the work performed, and more generally speaking the proper performance of the Agreement;

•             to become aware of all difficulties that may arise and take the appropriate decisions and measures;

•             to study and propose possible amendments to this Agreement.

10                                 TERMINATION

10.1                       In the event of a breach by one of the Parties of the contractual obligations, not remedied within thirty (30) days of the sending of a registered letter with return receipt notifying the breach in question, the other Party may terminate the Agreement due to the sole fault of the other Party without prejudice to any damages that it may claim hereunder.

10.2                       In case of termination of the Agreement, the invoices due by the Client to the Service Provider shall be paid on a pro rata temporis basis.

10.3                       In case of termination of the Agreement, the Service Provider shall immediately return to the Client, (i) all documents and information, on any medium whatsoever, that may have been conveyed to it in the context of execution of the Agreement and (ii) all of the Developments implemented or in development.

10.4                       Termination of the Agreement, for whatever reason, will not under any circumstances result in the

Client losing the benefit of Article 3.

11                                 NON-HIRING

11.1                       Each Party undertakes not to hire away or employ the personnel of the other Party and/or its affiliates for the duration of the Agreement and for a period of twelve (12) months after the end of the contractual relationship.

11.2                       If a Party breaches its obligations, it undertakes to pay the other Party a penalty equal to twelve (12) months of the last gross monthly of the person or persons in question.

12                                 SUBCONTRACTING

12.1                       This Agreement may be subcontracted by the Service Provider only with the prior express written consent of the Client.

13                                 NON-TRANSFERABILITY

13.1                       The Agreement is entered into intuitu personae, the rights and obligations resulting therefrom cannot be assigned or transferred by either Party to a third party, for any reason and in any form (including by way of sale of goodwill, capital contribution to a company, transfer of shares) whatsoever, without the prior express written consent of the other Party.

14                                 CONFIDENTIALITY

14.1                       Each Party undertakes to consider confidential the information concerning the other Party, regardless of the nature thereof, including, economic and technical information, which it might have had access to during the performance of the Agreement.

14.2                       The following are not considered confidential: information concerning which one of the Parties can prove:

14.3                       that it entered the public domain prior to its disclosure or thereafter, but in this case without any misconduct attributable to the party; or

14.4                       that it was already known to them, with this prior knowledge able to be demonstrated by the existence of appropriate documents in its files; or

14.5                       that it was received from a third party illegally, without restrictions nor breach of this Agreement; or

14.6                       that it is the result of internal developments undertaken in good faith by members of its personnel not having had access to such confidential information; or

14.7                       that the use or disclosure were authorised in writing by the Party from which it originates.

14.8                       As an exception, the Parties are authorised to disclose, without the prior consent of the other Party, to the public, national or EC authorities, the information requested pursuant to the regulations in force.

14.9                       With regard to their personnel, the Parties will take all measures necessary to ensure the secrecy and confidentiality of all information and documents referred to above.

14.10                This obligation of confidentiality is accepted for the duration of the Agreement and for a period of two (2) years after the expiration or termination of the Agreement, for whatever reason.

15                                 INDEPENDENCE OF THE PARTIES

15.1                       As the Agreement is entered into between legally independent persons, the collaboration resulting from the Agreement cannot under any circumstances compromise the independence of the Parties.

15.2                       Consequently, the Client solely accepts the consequences of its activities and the operations for which the Service Provider’s assistance and advice are sought and cannot claim to have the Service Provider bear any of its losses, nor be compelled to share its profits with it.

15.3                       The Parties acknowledge that the Agreement is not a membership agreement as defined in paragraph 2 of Article 1110 of the Civil Code, i.e. an agreement the general conditions of which were removed from the negotiation.

15.4                       The Parties declare that the provisions of the Agreement were negotiated in good faith in compliance with the binding provisions of Article 1104 of the Civil Code, and that pursuant to the provisions of Article 1112-1 of the same Code, all information the importance of which is a determining factor for the other party’s consent has been revealed, knowing that breaching the duty of information could invalidate it.

16                                 DIVISIBILITY OF THE CLAUSES

16.1                       The fact that any clause whatsoever of the Agreement becomes invalid, unenforceable, void, illegal or inapplicable cannot call into question the validity of the Agreement and will not exonerate the Parties from fulfilling the Agreement.

17                                 MODIFICATIONS

17.1                       Any modification of the Agreement may result only from a written document signed by the Parties.

18                                 ENTIRETY OF THE AGREEMENT

18.1                       The Agreement, including its annexes and amendments, constitutes the entirety of the agreement between the Parties and replaces all declarations, negotiations, commitments, oral or written communication, acceptance, understandings and prior agreements between the Parties relating to the same object.

19                                 ELECTION OF DOMICILE

19.1                       For the performance of the Agreement and its consequences, the Parties elect domicile at their respective registered offices indicated above.

19.2                       Any change of address shall be notified to the other Party signing the Agreement, by registered letter with return receipt, order to be enforceable against it.

20                                 EXCLUSION OF UNFORESEEABLE EVENTS

20.1                        The Parties shall refrain, each one as regards itself, from availing themselves of the provisions of article 1195 of the Civil Code, which make it possible, if a change of circumstances unforeseeable at the time of finalising the agreement comes to make the performance thereof excessively burdensome, to request the renegotiation thereof.

17.                               APPLICABLE LAW AND ATTRIBUTION OF JURISDICTION

20.2                       The Agreement is governed by and interpreted in accordance with French law.

20.3                       The competent courts within the jurisdiction of the Court of Appeal of Paris shall have exclusive jurisdiction to handle any dispute between the Parties relating to this Agreement or the operations that it provides for, particularly for its interpretation or its execution.

Drawn up in Paris May 16, 2007

In two (2) originals

/s/ Stanislas Veillet	/s/ Susanna Del Signore
Biophytis SA	BlueCompanion

Represented by Mr Stanislas Veillet	Represented by Ms Susanna Del Signore

List of annexes

Annex 1: Offer proposing BlueCompanion services

Annex 2: Schedule for implementation and development of the SARA Clinical Data Platform